EXHIBIT 99.1

Dionex Reports Record Net Sales for the Second Quarter

SUNNYVALE, Calif., Feb. 9, 2010 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record sales for the second quarter and six months ended December 31, 2009.

For the second quarter of fiscal 2010, sales were $109.2 million, an increase of 6% compared with the $103.0 million reported in the same quarter of last year. Currency fluctuations increased reported sales by $7.5 million this quarter, or 7%, compared with the second quarter of last fiscal year. Sales from our acquisition of the ESA Life Sciences Tools business added an additional $4.1 million in sales for the quarter. Diluted earnings per share were $0.92 for the second quarter, compared with the $0.93 reported in the second quarter of last year. Net income for the second quarter of fiscal 2010 included a one-time charge of approximately $700,000, net of tax, related to the write-up of inventory in the acquisition of the ESA business and a discrete tax benefit of approximately $900,000 related to a favorable tax audit outcome.

For the first six months of fiscal 2010, sales were $199.8 million, an increase of 2% compared with the $196.5 million reported for the first six months of fiscal 2009. Overall, currency fluctuations increased our reported sales in the first six months of fiscal 2010 by approximately $5.6 million, or 3%, compared to the first six months of last fiscal year. Diluted earnings per share were $1.49, a decrease of 5% compared with the $1.57 reported in the first six months of fiscal 2009. Net income for the first six months of fiscal 2010 included a one-time charge of approximately $700,000, net of tax, related to the write-up of inventory in the acquisition of the ESA business line, acquisition related expenses of $220,000, net of tax, and a discrete tax benefit of approximately $900,000 related to the favorable tax audit outcome.

During the quarter, the Company repurchased 155,565 shares of its common stock for $10.9 million. In the first six months of fiscal 2010, the Company repurchased 343,818 shares of its common stock for $22.0 million.

Frank Witney, President and Chief Executive Officer, commenting on the results, said, "We are pleased with our results for the second quarter of fiscal year 2010, especially given the current economic environment and our very strong performance in the second quarter last year. We reported the highest quarterly sales in the history of our Company. We also reported good earnings for the quarter, driven by solid gross margins, excluding the one-time charge, and a discrete tax benefit. We managed operating expenses very effectively as the increase in operating expenses was due primarily to the effect of currency fluctuations, the on-going expenses associated with the ESA business we acquired in September and costs related to our Oracle implementation in Europe.

"Sales growth in the second quarter was mixed as all geographic regions grew in reported dollars but on an organic basis, only our Asia region grew this quarter. Sales in North America were up 6% for the quarter as sales benefited from the addition of the ESA products. Excluding these sales, growth in North America would have been down 9%. European sales were up 4% in reported dollars but were down 8% in local currency. Sales in our Asia/Pacific region for the second quarter grew 9% in reported dollars and 2% in local currency.

"Global demand from our environmental, life sciences, food/beverage and electronics customers was up this quarter. Customer demand in our chemical/petrochemical and power markets was down again this quarter as a result of on-going weak end-customer demand reflecting current economic conditions.

"We reported low-single digit sales growth in ion chromatography this quarter as North America and Europe continued to be difficult markets while Asia/Pacific showed growth for the quarter. Our HPLC sales grew in the mid teens this quarter compared with the second quarter last year aided by the acquisition of the ESA business line. Excluding the ESA sales, HPLC sales were flat for the quarter.

"In the first six months of this fiscal year, we experienced the impact of the global economic weakness on our business. We believe that we will see some improvement as we enter the second half of fiscal 2010 and we anticipate that our organic sales growth rates will increase to the mid-single digits. Given these factors and those below, we estimate that net sales will be in the range of $109-$113 million in the third quarter of fiscal 2010 and that diluted earnings per share will be in the range of $0.90-$0.93 per share. For the full year, we are increasing our estimates such that sales will be in the range of $413-$420 million and diluted earnings per share will be $3.15-$3.23. In addition to the above, assumptions on which our guidance is based include: (1) currency rates will have a positive impact on sales for the third and fourth quarters of fiscal 2010; (2) our gross margin will be in the range of 66-67% for fiscal 2010 excluding additional cost of goods sold related to the write-up of acquired inventory from the ESA acquisition; (3) our operating expenses will be higher than in prior years due to the ESA acquisition and on-going investments in our Asia and global IT initiatives; (4) our tax rate for fiscal year 2010 should be in the range of 32%-33%; (5) the acquisition of the ESA product lines will add $12-$15 million in net sales in fiscal 2010 and be slightly accretive excluding the acquisition related costs and the additional cost of goods sold related to the write-up of acquired ESA inventory totaling approximately $0.06 per diluted share; and (6) the current economic weakness will continue to affect our results, but we anticipate some recovery in the second half of the fiscal year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the second quarter results in a conference call on Tuesday, February 9, 2010, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Wednesday, February 10, 2010 until 5:00 p.m. PT, Wednesday, March 31, 2010.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements Factors that may cause actual results to differ from these statements are foreign currency fluctuations, ability to attract and retain qualified personnel, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$109,164	$103,041	$199,828	$196,476
Cost of sales	36,975	33,471	68,015	64,195
Gross profit	72,189	69,570	131,813	132,281

Operating expenses:
Selling, general and administrative	40,503	36,206	76,487	72,403
Research and product development	7,654	7,451	14,825	14,480
Total operating expenses	48,157	43,657	91,312	86,883

Operating income	24,032	25,913	40,501	45,398

Interest income, net	(4)	266	43	451
Other income (expense)	(832)	23	(1,042)	(590)

Income before taxes on income	23,196	26,202	39,502	45,259
Taxes on income	6,614	9,176	12,583	16,417
Net income	$16,582	$17,026	$26,919	$28,842

Basic earnings per share	$0.94	$0.95	$1.52	$1.60
Diluted earnings per share	$0.92	$0.93	$1.49	$1.57
Shares used in computing per share amounts:
Basic	17,654	17,912	17,678	17,990
Diluted	18,025	18,217	18,032	18,382

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2009 AND JUNE 30, 2009
(In thousands)
(Unaudited)

	December 31,	June 30,
	2009	2009

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$81,853	$70,325
Accounts receivable, net	86,000	70,535
Inventories	38,990	31,274
Other current assets	31,246	34,088

Total current assets	238,089	206,222

Property, plant and equipment, net	78,620	71,927
Goodwill and other intangible assets	51,154	37,860
Other assets	13,038	13,975
	$380,901	$329,984

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$13,616	$64
Accounts payable	17,726	16,545
Accrued liabilities	63,937	53,781
Income taxes payable	8,492	4,581
Accrued product warranty	2,764	3,028

Total current liabilities	106,535	77,999

Deferred income taxes and other	29,616	28,055
Stockholders' equity	244,750	223,930
	$380,901	$329,984
CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107